EXHIBIT 99.1

PRESSRELEASE www.helixesg.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							25-006

Date: April 23, 2025	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports First Quarter 2025 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net income of $3.1 million, or $0.02 per diluted share, for the first quarter 2025 compared to net income of $20.1 million, or $0.13 per diluted share, for the fourth quarter 2024 and a net loss of $26.3 million, or $(0.17) per diluted share, for the first quarter 2024.  Net loss in the first quarter 2024 included a net pre-tax loss of approximately $20.9 million related to the redemption of our former Convertible Senior Notes due 2026 (“2026 Notes”).

Helix reported adjusted EBITDA1 of $52.0 million for the first quarter 2025 compared to $71.6 million for the fourth quarter 2024 and $47.0 million for the first quarter 2024.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended
	3/31/2025	3/31/2024	12/31/2024
Revenues	$278,064	$296,211	$355,133
Gross Profit	$27,538	$19,554	$58,859
	10%	7%	17%
Net Income (loss)	$3,072	$(26,287)	$20,121
Basic Earnings (Loss) Per Share	$0.02	$(0.17)	$0.13
Diluted Earnings (Loss) Per Share	$0.02	$(0.17)	$0.13
Adjusted EBITDA[1]	$51,985	$46,990	$71,641
Cash and Cash Equivalents	$369,987	$323,849	$368,030
Net Debt[1]	$(58,878)	$(5,685)	$(52,873)
Cash Flows from Operating Activities	$16,442	$64,484	$77,977
Free Cash Flow[1]	$11,954	$61,242	$65,454

Owen Kratz, President and Chief Executive Officer of Helix, stated, “As expected, our first quarter was impacted by the seasonal slowdown in the North Sea and the Gulf of America shelf.  In addition, we performed the planned regulatory dockings of several chartered vessels in our Robotics fleet and completed the docking and mobilization of the Q7000 for the Shell project in Brazil.  Nonetheless, we delivered strong first quarter results with higher rates in our Well Intervention segment in Brazil and on our Q vessels.  However, our first quarter has been overshadowed by the announcement of production increases by OPEC+, the announcement of U.S. tariffs and its impact on the global market, and the continuing challenges of the North Sea oil and gas market.  The confluence of these events has caused a precipitous drop in commodity prices and created uncertainty for our customers and the global economy.  As a result, we are seeing some operators pausing work, notably in the North Sea where the current regulatory environment was already challenging for offshore oil and gas production.  In response to the new market environment, we are adjusting our operations to align with decreased activity, but with our strong balance sheet and backlog of contracted work, we nevertheless expect to generate meaningful free cash flow in 2025.”

[1] Adjusted EBITDA, Net Debt and Free Cash Flow are non-GAAP measures; see reconciliations below

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended
	3/31/2025	3/31/2024	12/31/2024
Revenues:
Well Intervention	$198,374	$211,300	$226,188
Robotics	51,042	50,309	81,594
Shallow Water Abandonment	16,818	26,853	37,690
Production Facilities	19,837	24,152	18,462
Intercompany Eliminations	(8,007)	(16,403)	(8,801)
Total	$278,064	$296,211	$355,133

Income (Loss) from Operations:
Well Intervention	$19,970	$18,679	$29,118
Robotics	5,347	5,450	19,335
Shallow Water Abandonment	(13,441)	(12,428)	(5,422)
Production Facilities	6,944	(1,543)	5,498
Corporate / Other / Eliminations	(10,648)	(11,434)	(17,651)
Total	$8,172	$(1,276)	$30,878

Segment Results

Well Intervention

Well Intervention revenues decreased $27.8 million, or 12%, during the first quarter 2025 compared to the prior quarter primarily due to seasonally lower utilization in the North Sea as well as a higher number of mobilization and docking days on the Q7000.  Revenue decreases were offset partially by higher rates during the first quarter 2025.  Utilization on the North Sea vessels declined to 17% during the first quarter 2025 from 38% during the prior quarter.  During the first quarter 2025, following the vessel’s mobilization and regulatory docking, the Q7000 commenced operations in Brazil and recognized six days of revenue compared to recognizing 36 days of revenue during the prior quarter.  Revenues also decreased quarter over quarter due to the contract cancellation benefit of approximately $14.0 million recognized during the fourth quarter 2024.  Revenue decreases were offset in part by higher revenues in Brazil on the Siem Helix 1, which recognized a full quarter of its contract extension with Trident that commenced during the prior quarter at higher rates and on the Siem Helix 2, which commenced its new contract with Petrobras early January 2025 at higher rates.  Overall Well Intervention vessel utilization was 67% during the first quarter 2025 compared to 79% during the prior quarter.  Well Intervention operating income decreased $9.1 million during the first quarter 2025 compared to the prior quarter.  The decrease was due primarily to lower revenues, offset in part by higher cost deferrals on the Q7000 during its mobilization and regulatory docking during the first quarter 2025.

Well Intervention revenues decreased $12.9 million, or 6%, during the first quarter 2025 compared to the first quarter 2024.  The decrease was primarily due to lower utilization on the Seawell and the Q7000, offset in part by higher rates during the first quarter 2025.  Revenues decreased on the Seawell, which was idle during the first quarter 2025 compared to being nearly fully utilized operating in the western Mediterranean during the first quarter 2024.  Revenues on the Q7000 were lower due to the vessel recognizing only six days of revenue in Brazil during the first quarter 2025 compared to being fully utilized in Australia during the first quarter 2024.  The Q7000 completed its mobilization and regulatory docking and commenced its 400-day contract in Brazil at the end of March 2025.  During the first quarter 2025, the Q4000 generated higher integrated project revenues while the Q5000 worked at higher contracted rates compared to the first quarter 2024.  Additionally during the first quarter 2025, the Siem Helix 1 operated at higher rates on its contract extension with Trident compared to the first quarter 2024 and the Siem Helix 2 operated at higher rates on its new contract with Petrobras that commenced early January 2025.  Overall Well Intervention vessel utilization decreased to 67% during the first quarter 2025 compared to 90% during the first quarter 2024.  Well Intervention operating income increased $1.3 million during the first quarter 2025 compared to the first quarter 2024 primarily due to lower idle vessel costs in the North Sea and cost deferrals on the Q7000 during its mobilization and regulatory docking, offset in part by lower revenues during the first quarter 2025.

Robotics

Robotics revenues decreased $30.6 million, or 37%, during the first quarter 2025 compared to the prior quarter.  The decrease in revenues was due to seasonally lower vessel days and trenching and ROV utilization compared to the prior quarter.  During the first quarter 2025, chartered vessel activity decreased to 244 days, or 67%, compared to 508 days, or 98%, and ROV and trencher utilization decreased to 51% compared to 64%, during the prior quarter.  Integrated vessel trenching decreased to 135 days during the first quarter 2025 compared to 269 days during the prior quarter, whereas standalone trenching on third-party vessels increased to 90 days compared to 26 days quarter over quarter following the return of the Siem Topaz chartered vessel and transition of the T1400-1 trencher onto a third-party vessel.  Site clearance operations using our IROV boulder grabs generated 21 days of utilization during the first quarter 2025 compared to 65 days during the prior quarter.  Robotics operating income decreased $14.0 million during the first quarter 2025 compared to the prior quarter primarily due to lower revenues, offset in part by a reduction in vessel charter costs, during the first quarter 2025.

Robotics revenues increased $0.7 million, or 1%, during the first quarter 2025 compared to the first quarter 2024.  The increase in revenues was primarily due to increased trenching activities, offset in part by a reduction in other ROV and vessel utilization compared to the first quarter 2024.  The first quarter 2025 included 135 integrated vessel trenching days and 90 days of trenching on a third-party vessel compared to 85 integrated vessel trenching days during the first quarter 2024.  Chartered vessel activity decreased to 244 days, or 67%, during the first quarter 2025 compared to 333 days, or 74%, during the first quarter 2024.  Overall ROV and trencher utilization decreased to 51% during the first quarter 2025 compared to 58% during the first quarter 2024.  Robotics operating income decreased $0.1 million during the first quarter 2025.

Shallow Water Abandonment

Shallow Water Abandonment revenues decreased $20.9 million, or 55%, during the first quarter 2025 compared to the prior quarter.  The decrease in revenues reflected seasonally lower vessel and system utilization during the first quarter 2025.  Vessel utilization (excluding heavy lift) decreased to 31% during the first quarter 2025 compared to 65% during the prior quarter.  Plug and Abandonment (“P&A”) and Coiled Tubing (“CT”) systems activity decreased to 264 days, or 11% utilization, during the first quarter 2025 compared to 416 days, or 17% utilization, during the prior quarter.  The Epic Hedron heavy lift barge was idle during the first quarter 2025 compared to having 41% utilization during the prior quarter.  Shallow Water Abandonment operating loss increased $8.0 million during the first quarter 2025 compared to the prior quarter primarily due to lower revenues, offset in part by lower costs during the first quarter 2025.

Shallow Water Abandonment revenues decreased $10.0 million, or 37%, during the first quarter 2025 compared to the first quarter 2024 due to lower system and vessel utilization during the first quarter 2025.  P&A and CT systems utilization decreased to 264 days, or 11%, during the first quarter 2025 compared to 626 days, or 26%, during the first quarter 2024.  Vessel utilization (excluding heavy lift) was 31% during the first quarter 2025 compared to 44% during the first quarter 2024.  The Epic Hedron heavy lift barge was idle during the first quarters of both 2024 and 2025.  Shallow Water Abandonment operating loss increased $1.0 million during the first quarter 2025 compared to the first quarter 2024 primarily due to lower revenues offset in part by lower costs during the first quarter 2025.

Production Facilities

Production Facilities revenues increased $1.4 million, or 7%, during the first quarter 2025 compared to the prior quarter primarily due to higher oil and gas production from the Droshky wells, which had a full quarter of production during the first quarter 2025 but were shut in for one month during the prior quarter.  Production Facilities operating income increased $1.4 million during the first quarter 2025 compared to the prior quarter primarily due to higher production revenues during the first quarter 2025.

Production Facilities revenues decreased $4.3 million, or 18%, during the first quarter 2025 compared to the first quarter 2024 primarily due to lower oil and gas production and prices during the first quarter 2025.  Oil and gas production during the first quarter 2025 did not include production from the Thunder Hawk wells, which were active during the first quarter 2024 but have been shut-in since the third quarter 2024.  Production Facilities operating income increased $8.5 million during the first quarter 2025 compared to the first quarter 2024 primarily due to the incurrence of well workover costs related to the Thunder Hawk wells during the first quarter 2024.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $19.4 million, or 7.0% of revenue, during the first quarter 2025 compared to $27.6 million, or 7.8% of revenue, during the prior quarter and $21.0 million, or 7.0% of revenue, during the first quarter 2024.  The decrease in expenses during the first quarter 2025 was primarily due to lower compensation costs compared to the prior quarter and prior year.

Other Income and Expenses

Other expense, net was $0.4 million during the first quarter 2025 compared to $1.3 million during the prior quarter and $2.2 million during the first quarter 2024.  Other expense, net in the first quarter 2025 primarily included net foreign currency losses related to the approximate 3% appreciation of the British pound during the quarter on net U.S. dollar cash balances in our U.K. subsidiaries.  Other expense, net in the fourth and first quarters 2024 primarily included foreign currency losses related to the depreciation of the British pound of approximately 6% and 1%, respectively on net U.S. dollar liabilities in our U.K. subsidiaries.

Cash Flows

Operating cash flows were $16.4 million during the first quarter 2025 compared to $78.0 million during the prior quarter and $64.5 million during the first quarter 2024.  First quarter 2025 operating cash flows decreased compared to the prior quarter primarily due to lower earnings and higher regulatory certification costs on our vessels and systems, which were primarily related to the dockings of the Q7000 and the Seawell during the first quarter 2025.  First quarter 2025 operating cash flows decreased compared to the first quarter 2024 primarily due to higher regulatory certification costs on our vessels and systems and lower working capital inflows during the first quarter 2025.  Regulatory certifications for our vessels and systems, which are included in operating cash flows, were $17.9 million during the first quarter 2025 compared to $6.1 million during the prior quarter and $9.6 million during the first quarter 2024.

Capital expenditures, which are included in investing cash flows, totaled $4.5 million during the first quarter 2025 compared to $12.5 million during the prior quarter and $3.6 million during the first quarter 2024.

Free Cash Flow was $12.0 million during the first quarter 2025 compared to $65.5 million during the prior quarter and $61.2 million during the first quarter 2024.  The decrease in Free Cash Flow in the first quarter 2025 compared to the prior quarter and the first quarter 2024 was due primarily to lower operating cash flows during the first quarter 2025.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $370.0 million at March 31, 2025.  Available capacity under our ABL facility at March 31, 2025, was $62.7 million, and total liquidity was $404.7 million, excluding cash pledged toward our ABL facility.  Consolidated long-term debt was $311.1 million at March 31, 2025, resulting in negative Net Debt of $58.9 million.  (Net Debt is a non-GAAP measure.  See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its first quarter 2025 results (see the Investor Relations page of Helix’s website, www.helixesg.com).  The teleconference is scheduled for Thursday, April 24, 2025, at 9:00 a.m. Central Time.  Investors and other interested parties wishing to participate in the teleconference should dial 1-888-596-4144 within the United States and 1-646-968-2525 outside the United States.  The passcode is “Staffeldt.”  A live webcast of the teleconference will be available in a listen-only mode on the Investor Relations section of Helix’s website.  A replay of the webcast will be available on Helix’s website shortly after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention, robotics and decommissioning operations.  Our services are key in supporting a global energy transition by maximizing production of existing oil and gas reserves, decommissioning end-of-life oil and gas fields and supporting renewable energy developments.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates operating performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt.  We define EBITDA as earnings before income taxes, net interest expense, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude gains or losses on disposition of assets, acquisition and integration costs, gains or losses related to convertible senior notes, the change in fair value of contingent consideration, and the general provision (release) for current expected credit losses, if any.  We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from asset sales and insurance recoveries (related to property and equipment), if any. Net Debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

We use EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants.  We believe that our measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.  We have not provided reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures due to the challenges and impracticability with estimating some of the items without unreasonable effort, which amounts could be significant.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding: our plans, strategies and objectives for future operations; any projections of financial items including projections as to guidance and other outlook information; future operations expenditures; our ability to enter into, renew and/or perform commercial contracts; the spot market; our current work continuing; visibility and future utilization; our protocols and plans; future economic or political conditions; energy transition or energy security; our spending and cost management efforts and our ability to manage changes; oil price volatility and its effects and results; our ability to identify, effect and integrate mergers, acquisitions, joint ventures or other transactions, including the integration of the Alliance acquisition and any subsequently identified legacy issues with respect thereto; developments; any financing transactions or arrangements or our ability to enter into such transactions or arrangements; our sustainability initiatives; our share repurchase program or execution; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions and the demand for our services; volatility of oil and natural gas prices; complexities of global political and economic developments, including tariffs; results from mergers, acquisitions, joint ventures or similar transactions; results from acquired properties; our ability to secure and realize backlog; the performance of contracts by customers, suppliers and other counterparties; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; the effectiveness of our sustainability initiatives and disclosures; human capital management issues; geologic risks; and other risks described from time to time in our filings with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by law.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Mar. 31,
(in thousands, except per share data)	2025	2024

	(unaudited)

Net revenues	$278,064	$296,211
Cost of sales	250,526	276,657
Gross profit	27,538	19,554
Loss on disposition of assets, net	—	(150)
Selling, general and administrative expenses	(19,366)	(20,680)
Income (loss) from operations	8,172	(1,276)
Net interest expense	(5,706)	(5,477)
Losses related to convertible senior notes	—	(20,922)
Other expense, net	(357)	(2,216)
Royalty income and other	1,416	1,906
Income (loss) before income taxes	3,525	(27,985)
Income tax provision (benefit)	453	(1,698)
Net income (loss)	$3,072	$(26,287)

Earnings (loss) per share of common stock:
Basic	$0.02	$(0.17)
Diluted	$0.02	$(0.17)

Weighted average common shares outstanding:
Basic	151,039	152,369
Diluted	152,174	152,369

Comparative Condensed Consolidated Balance Sheets

	Mar. 31, 2025	Dec. 31, 2024
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$369,987	$368,030
Accounts receivable, net	258,485	258,630
Other current assets	107,735	83,022
Total Current Assets	736,207	709,682

Property and equipment, net	1,434,365	1,437,853
Operating lease right-of-use assets	327,732	329,649
Deferred recertification and dry dock costs, net	89,115	71,718
Other assets, net	47,604	48,178
Total Assets	$2,635,023	$2,597,080

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$159,835	$144,793
Accrued liabilities	90,606	90,455
Current maturities of long-term debt	9,412	9,186
Current operating lease liabilities	63,542	59,982
Total Current Liabilities	323,395	304,416

Long-term debt	301,697	305,971
Operating lease liabilities	281,146	285,984
Deferred tax liabilities	113,416	113,973
Other non-current liabilities	70,104	66,971
Shareholders' equity	1,545,265	1,519,765
Total Liabilities and Equity	$2,635,023	$2,597,080

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Cash Flows

	Three Months Ended
(in thousands)	3/31/2025	3/31/2024

	(unaudited)
Cash flows from operating activities:
Net income (loss)	$3,072	$(26,287)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	42,482	46,353
Deferred recertification and dry dock costs	(17,855)	(9,594)
Losses related to convertible senior notes	—	20,922
Working capital and other	(11,257)	33,090
Net cash provided by operating activities	16,442	64,484

Cash flows from investing activities:
Capital expenditures	(4,488)	(3,605)
Proceeds from insurance recoveries	—	363
Net cash used in investing activities	(4,488)	(3,242)

Cash flows from financing activities:
Repayments of long-term debt	(4,537)	(65,021)
Repurchases of common stock	—	(4,177)
Other financing activities	(6,538)	(106)
Net cash used in financing activities	(11,075)	(69,304)

Effect of exchange rate changes on cash and cash equivalents	1,078	(280)
Net increase (decrease) in cash and cash equivalents	1,957	(8,342)
Cash and cash equivalents:
Balance, beginning of year	368,030	332,191
Balance, end of period	$369,987	$323,849

Helix Energy Solutions Group, Inc.

Reconciliation of Non-GAAP Measures

	Three Months Ended
(in thousands, unaudited)	3/31/2025	3/31/2024	12/31/2024

Reconciliation from Net Income (loss) to Adjusted EBITDA:
Net income (loss)	$3,072	$(26,287)	$20,121
Adjustments:
Income tax provision (benefit)	453	(1,698)	3,880
Net interest expense	5,706	5,477	5,572
Other expense, net	357	2,216	1,275
Depreciation and amortization	42,482	46,353	40,564
EBITDA	52,070	26,061	71,412
Adjustments:
Loss on disposition of assets, net	—	150	429
General release of current expected credit losses	(85)	(143)	(200)
Losses related to convertible senior notes	—	20,922	—
Adjusted EBITDA	$51,985	$46,990	$71,641

Free Cash Flow:
Cash flows from operating activities	$16,442	$64,484	$77,977
Less: Capital expenditures, net of proceeds from asset sales and insurance recoveries	(4,488)	(3,242)	(12,523)
Free Cash Flow	$11,954	$61,242	$65,454

Net Debt:
Long-term debt including current maturities	$311,109	$318,164	$315,157
Less: Cash and cash equivalents	(369,987)	(323,849)	(368,030)
Net Debt	$(58,878)	$(5,685)	$(52,873)